EEXHIEX

Exhibit 10.4(b)

Mitch Barns Chief Executive Officer

December 15, 2016

Ms. Nancy R. Phillips 547 Allview Terrace

Laguna Beach, CA 92651 Dear Nancy,

I am pleased to offer you the position of Chief Human Resources Officer. In this role you will be based in our Wilton, Connecticut office, reporting to me. Your hire date will be January 9, 2017.

Your annualized base salary will be $500,000, payable in biweekly installments. You will participate in our Annual Incentive Plan with an annual target in 2017 of $500,000. Payout will be earned based on performance in accordance with plan rules and paid in February 2018.

As a member of Nielsen's senior management team, you will be eligible to participate in discretionary Long Term Incentive {LTI) awards. The annual value of these awards will be approximately $1,300,000 as determined by Nielsen consistent with other executives participating in the plan.

On February 16, 2017, we will recommend that the Compensation Committee of the Board approve a grant of performance restricted stock units (PRSUs), having a value of approximately $650,000 under our 2017 Long Term Performance Plan (LTPP), as determined by Nielsen consistent with other executives participating in the plan. PRSUs are earned based on the company achieving cumulative relative TSR and Free Cash Flow performance targets over a three-year period.

In October 2017, we will recommend to the Compensation Committee of the Board that you be awarded an equity grant consisting of restricted stock units (RSUs) and/or stock options having a combined value of approximately $650,000, as determined by Nielsen consistent with other executives participating in the plan. Stock options and RSUs automatically vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an employee on the vesting date.

As a senior executive at Nielsen you are expected to accumulate and maintain a meaningful level of stock ownership in the Company. The value of your stock ownership guideline is 1x your annual salary. The guideline shares will be determined using the closing price of a Nielsen share on your date of hire. A summary of our stock ownership guideline is in the addendum to this letter.

You will be eligible to claim reimbursement for financial planning expenses up to a maximum of $15,000 per year and annual health examination expenses up to $2,500 per year. Reimbursements are subject to ordinary income tax.

EEXHIEX

To assist you in your relocation to Connecticut you will be eligible for reimbursement of eligible expenses to include

•	Shipment of household goods including wine collection and 2 storage units
•	Travel to/from California to close out personal affairs during transition
•	Temporary accommodation in Connecticut for a period of up to 90 days, as needed
•	Costs associated with terminating your lease in California after you have secured an apartment in Connecticut

As a Nielsen employee, you will be eligible for all benefits currently offered to members of the Nielsen management team as of your first day of employment. Information on enrollment will be e-mailed to you shortly after your start date and must be completed within 31 days of your date of hire. If you do not receive an email, please contact the Fidelity Benefits Service Center (1-800-500-2363). You will also be eligible to participate in our retirement savings plan, and for four weeks of vacation annually (which accrues throughout the year).

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Nielsen is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event your employment is terminated involuntarily (except in cases deemed to be "for cause") or voluntarily "for good reason" as defined in the addendum to this letter, and subject to your signing the enclosed Severance and Release Agreement on your last day of employment, you will be entitled to a salary continuation benefit of twelve months' base salary, to be paid in the normal payroll cycle following the termination date, plus health benefits continuation for the twelve months with premiums deducted from your severance on an after-tax basis.

This offer is conditional upon the following:

1.Successful completion of employment references and a background check including prior employment and education verification

2.Your completion of the Employment Eligibility Verification Form 1-9. The Immigration Reform and Control Act of 1985 requires employers to verify that all employees are legally authorized to work in the United States.

3.Signed return of necessary documents listed on the form to establish your identity and employment eligibility. This form, and other new hire paperwork will be sent to you upon accepting this offer and should be submitted on your first day of employment.

4.Signed copy of attached non-compete and confidentiality agreement.

Nancy, on behalf of the entire Nielsen team, I am thrilled to welcome you to our organization. I look forward to working together as you build a rewarding career and we create long term value at Nielsen.

Sincerely,

Mitch Barns

Accepted:

Nancy Philips _________________________

Date:

ADDENDUM TO OFFER LEITER DATED 12-15-16

Share Ownership Guidelines Summary

•	Eligible shares include shares owned directly, jointly, beneficially owned held indirectly, shares held in 401k, and unvested RSUs
•	Ineligible shares include stock options and shares pledged for loans
•

There is no set time period to attain the guideline but until the guideline is attained, executive is restricted from selling shares (with the exception of shares used to cover income tax liability on vesting RSUs and on option exercise-and-hol d transactions)

•	Guideline is reset annually in January using the closing price of Nielsen stock on December 31st of the preceding year (subject to compensation committee discretion)

Currently, the guidelines are set using a multiple of base salary

o	CEO6x Base Salary
o	Section 16 Officers (over $600k)3x Base Salary
o	Section 16 Officers (under$60 0k) 1x Base Salary
o	NGL (over $600k)2x Base Salary
o	NGL (under $600k)1x Base Salary
•	Executive is to produce an annual statement or certification of share ownership
•	Compensation Committee may waive application of guidelines in event of financial hardship

Severance definitions

"Cause" shall mean "Cause" as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the "Employment Agreement"), or, if there is no such Employment Agreement or if no such term is defined therein, "Cause" shall mean:(i) the Participant's willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant's conduct involving the use of illegal drugs in the workplace; (iv) the Participant's failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant's breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant.

"Good Reason " shall mean, without the Participant's consent, (i) a reduction in the Participant's annual rate of base salary  (excluding any  reduction  in the  Participant's  base salary that  is  part of a  plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant's rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant's position due to the Company's removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant's primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the  Participant's principal place of employment  immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.